MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

OHIO MUNICIPAL BOND FUND

SERIES #10

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
07/20/01	Puerto Rico Public Finance Corp 5.50% 08/01/20	$2,605,000.	$356,680,000.	Morgan Stanley
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